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                                                                    EXHIBIT 14.1

                            FINANCIAL CODE OF ETHICS

This Financial Code of Ethics (this "Code") has been adopted by Central Federal Corporation to establish standards and policies for its principal executive, financial and accounting officers (collectively, the "covered officers") with respect to ethical conduct, conflicts of interest and compliance with law. It embodies the commitment of the Company to conduct its business in accordance with all applicable laws, rules and regulations and the highest ethical standards. The covered officers are listed on the attached Schedule I.

This Code summarizes the standards that must guide the actions of the covered officers. This Code cannot and does not cover every issue that may arise, or every situation in which ethical decisions must be made, but rather sets forth key guiding principles of business conduct that the Company expects of the covered officers. This Code should be read in conjunction with the Company's other corporate polices and procedures, including those related to corporate disclosure, conflicts of interest, insider trading and the protection of confidential information, as set forth in the Company's Code of Business Conduct and Ethics applicable generally to employees, officers and directors of the Company, to which the covered officers also are subject.

It is the Company's intention that this Code serve as the Company's written code of ethics that is the subject of Section 406 of the Sarbanes-Oxley Act of 2002 and related rules of the Securities and Exchange Commission (the "SEC").

The Company is strongly committed to conducting its business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations. No covered officer may commit an illegal or unethical act or instruct or authorize others to do so, for any reason, if such act is or may appear to be related to such person's employment.

The covered officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports required to be filed by the Company with the SEC. It is the responsibility of each such person to assist the Company in fulfilling its disclosure obligations and to notify the Audit Committee promptly of any material information of which such person may become aware that affects the disclosures made by the Company in its public filings.

Each person subject to this Code shall promptly bring to the attention of the Audit Committee any information such person may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize and report financial data or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

Each person subject to this Code shall promptly bring to the attention of the Audit Committee and the General Counsel or Chief Executive Officer any information such person may have regarding (i) any violation of the Company's Code of Business Conduct and Ethics, and any actual or apparent conflicts of interest between personal and professional relationships, involving any member of management or other employee who has a significant role in the Company's financial reporting, disclosures or internal controls or (ii) evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof, or of violation of this Code.

No covered officer shall unduly or fraudulently influence, coerce, manipulate or mislead any authorized audit or interfere with any auditor engaged in the performance of an internal or independent audit of the Company's financial statements or accounting books and records.

Each covered officer shall (i) comply with rules and regulations of federal, state and local governments and other appropriate private and public regulatory agencies and (ii) avoid conflicts of interest in personal and professional relationships that may conflict with the interests of the Company or make it difficult to perform Company work objectively and effectively; provided however, that certain actual or apparent conflicts of interest shall be permissible if the contract,


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transaction, relationship or interest is disclosed or known to the Board of
Directors or the stockholders of the Company, and the Board or the stockholders in good faith authorize, approve or ratify the contract, transaction, relationship or interest in accordance with the bylaws of the Company.

No person subject to this Code shall use confidential information acquired in the course of Company work for personal advantage or use or share such information for stock trading purposes. Each covered officer also shall abide by the Company's specific policies governing trading in securities of the Company by its employees.

The Board of Directors shall determine any appropriate action to be taken for any violation of this Code. Any such action shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code. Such actions may include censure by the Board, demotion or re-assignment, suspension with or without pay or benefits, termination of employment and referral for criminal prosecution. In determining the appropriate action in a particular case, the Board of Directors will consider all relevant information, including the nature and severity of the violation, whether the violation was an isolated occurrence and whether the violation appears to have been intentional or inadvertent.

The Audit Committee has adopted Procedures for Reporting Complaints, which provide that any person may submit a good faith complaint, report or concern regarding accounting or auditing matters relating to the Company or violations of the Company's policies to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices. These procedures cover (a) the receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters ("Accounting Matters") and regarding potential violations of applicable laws, rules and regulations or of the Company's codes, policies and procedures ("Compliance Matters") and (b) the confidential, anonymous submission of complaints, reports and concerns regarding Accounting Matters or Compliance Matters. A copy of the Procedures for Reporting Complaints is attached to this Code as Exhibit A.

Only the Board of Directors may grant a waiver of or amend any provision of this Code, and any such waiver or amendment will be promptly disclosed as required by law or regulation.

This Code has been approved by the Board of Directors.

                                   SCHEDULE I
                                COVERED OFFICERS

David C. Vernon, Chairman, President and Chief Executive Officer
Raymond E. Heh, President
Edward L. Baumgardner - Regional President - Columbiana County
R. Parker MacDonell - Regional President - Columbus
Eloise L. Mackus - Senior Vice President, General Counsel and Secretary Therese Ann Liutkus - Chief Financial Officer
Amy L. Tenney - Controller
William R. Reed - Senior Credit Officer

                                    EXHIBIT A
                       PROCEDURES FOR REPORTING COMPLAINTS

Any person may submit a good faith complaint, report or concern regarding accounting or auditing matters relating to Central Federal Corporation ("Company") or violations of the Company's policies to the management of the Company without fear of dismissal or retaliation of any kind. The Company is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and audit practices.


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In order to facilitate reporting, the Company's Audit Committee has established the following procedures for (a) the receipt, retention and treatment of complaints, reports and concerns regarding accounting, internal accounting controls or auditing matters ("Accounting Matters") and regarding potential violations of applicable laws, rules and regulations or of the Company's codes, policies and procedures ("Compliance Matters") and (b) the confidential, anonymous submission of complaints, reports and concerns regarding Accounting Matters or Compliance Matters.

RECEIPT OF CALLS

Any person with concerns regarding Accounting Matters or Compliance Matters may report such concerns on a confidential or anonymous basis to the Audit Committee of the Company by calling the Assistant Vice President, Compliance and Audit at 330-666-7979 extension 1017, the Ethics Line established by the Company for that purpose.

DIRECT CORRESPONDENCE WITH NON-MANAGEMENT DIRECTORS

The Ethics Line also may be used by interested persons, on a direct and confidential basis, to raise concerns regarding the Company to the non-management directors of the Company.

SCOPE OF MATTERS COVERED BY PROCEDURES

These procedures relate to complaints, reports and concerns about questionable accounting or auditing matters, including:

- fraud or error in the preparation, evaluation, review or audit of any financial statement of the Company;

- fraud or error in the recording and maintaining of financial records of the Company;

- deficiencies in or noncompliance with the Company's internal accounting controls;

- misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports (including discussions in quarterly and annual reports filed with the Securities and Exchange Commission) or audit reports of the Company; and

- deviation from full and fair reporting of the Company's financial condition.

These procedures also relate to reports of violations, including violations of:

-    applicable laws, rules and regulations;

-    Nasdaq listing standards;

-    the Company's Corporate Governance Guidelines;

-    the Company's Code of Business Conduct and Ethics;

-    the Company's Financial Code of Ethics; and

-    any other code, policy or procedure established by the Company.

TREATMENT OF COMPLAINTS AND REPORTS

The Company has retained a third party provider to accept, verify and log all calls received on the Ethics Line. Upon receipt of a call, the third party provider will notify the Company's internal audit department, which will log the call and advise the Audit Committee of the call. The Audit Committee will then
(a) determine whether the call pertains to Accounting Matters or Compliance Matters or is a concern addressed to the non-management directors of the Company and (b) when possible, acknowledge receipt of the call to the sender. Calls relating to Accounting Matters will be reviewed under Audit Committee direction and oversight by the internal audit department or such other persons as the Audit Committee determines to be appropriate. Calls relating to Compliance Matters will be reviewed under Audit Committee direction and oversight by the Company's legal department or human resources department, as appropriate. If a call is intended for the non-management directors of the Company, the Audit Committee will inform the remaining non-management directors of the call and make the recording of the call available to them. Confidentiality with respect to all complaints, reports and concerns will be maintained by the third party provider, the Company, the Audit Committee and the


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non-management directors of the Company to the fullest extent possible, consistent with the need to conduct an adequate review.

Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee, the Board of Directors or the non-management directors, as applicable.

The Company will not take any adverse action against anyone as a result of any good faith complaint, report or concern made pursuant to these procedures and will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions taken by the employee with respect to good faith reporting of complaints, concerns or other matters regarding the Company or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

REPORTING AND RETENTION OF COMPLAINTS AND INVESTIGATIONS

The Company's internal audit department will maintain a log of all calls on the Ethics Line, tracking their receipt, investigation and resolution and will prepare a periodic summary report for the Audit Committee.

AMENDMENTS

The Audit Committee of the Board of Directors of the Company may amend these procedures at any time, consistent with the requirements of applicable laws, rules and regulations.


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